Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

China Jo-Jo Drugstores, Inc.

Hai Wai Hai Tongxin Mansion Floor 6 Gong Shu District

Hangzhou City, Zhejiang Province

People’s Republic of China, 310008

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 (No. 333-259692 and No. 333-269182) and S-8 (No. 333-264505 and No. 333-268809) of China Jo-Jo Drugstores, Inc. of our report dated June 29, 2021, relating to the consolidated financial statements for the year ended March 31, 2021, which appears in this annual report on Form 20-F.

/s/ BDO CHINA SHU LUN PAN Certified Public Accountants LLP

BDO CHINA SHU LUN PAN Certified Public Accountants LLP

Shanghai, People’s Republic of China

June 15, 2023